UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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SCANSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

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The following information may be used in connection with solicitation communications with institutional shareholders, and is filed hereby to the extent it may be deemed additional soliciting materials within the meaning of the Securities Exchange Act of 1934, as amended.

BULLET POINTS FOR POTENTIAL SOLICITATION OF INSTITUTIONAL SHAREHOLDERS

•	ScanSource has achieved great continuous financial success
¡	Fortune Magazine recognized us as #1 in EPS, #1 in investor return and #2 in profits per employee in our distribution sector in the 2007 Fortune 1000 publication.
¡

Recent periods—Company’s revenue and sales growth has outpaced its industry competitors. With results at 20 to 25%, we continue to exceed the Industry in Return on Invested Capital results. For the last quarter, sales and earnings results exceeded analysts’ expectations.

•

One of the main reasons for this success is the leadership of CEO Mike Baur and the other four members of the Company’s Board of Directors. Mike has been with the Company from the beginning and played a major role in getting it to where it is today and will play a major role in the future success of the Company.

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A key to the Company’s success is its execution—it has been able to consistently deliver the right products and services at the right time. The Company has done this by being quick and decisive, and not getting bogged down by a lot of bureaucracy.

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The Company’s Board of Directors is a good example of the Company’s focus on execution. The Company purposely maintains a small board of directors with only five members, including Mike, and purposely does not have a lot of different board committees with a lot of different directors serving on those committees. The Company believes that a larger board increases the likelihood that it cannot act as quickly and decisively as it needs to. Put simply, it hurts execution, and execution is critical in the distribution industry.

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Those who take issue with Mike sitting on the Company’s Nominating Committee simply because he’s not “independent” are not seeing the larger issue—how important it is to the Company’s success that its board remain small and be able to work together to make decisions quickly. Because of this, it’s extremely important that Mike and the rest of the directors serve on the Nominating Committee and that they be able have a say in who they will work with on the Board. Otherwise, there is a danger that the Board becomes fractured and less efficient and the Company’s performance may suffer.

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This isn’t about making sure the CEO is on the Nominating Committee so he can handpick his own board members. The Company agrees that director independence is an important corporate governance principle. That’s why all but one of the

Company’s directors is independent. With four out of its five directors being independent, every decision by the Nominating Committee, and the entire Board for that matter, is made by a majority of independent directors.

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This is about making sure the right mix of people is on the Board so that it can continue to act quickly and decisively. And to do that, we strongly believe that all members of the Board, including Mike Baur, need to sit on the Nominating Committee.

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Even with Mike serving on the Nominating Committee the Company is still in complete compliance with NASDAQ independence standards because, in accordance with our nominating committee charter, a majority of the independent directors of the board recommends nominees to the full board for selection and recommendation to the shareholders in accordance with South Carolina law. Given the importance to the Company of having all of its directors provide input into who they will work with, and the fact that with Mike serving on the Nominating Committee the Company is still in complete compliance with the independence standards of the exchange on which it is listed, we ask that you vote for Mike Baur serving as a director.

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There is a solid business justification for having Mike serve as a director, and there is no such justification for any recommendation to withhold on Mike Baur. The withhold recommendation simply reflects a focus on abstract rules, rules that are applied across the board to every company regardless of a particular company’s situation, rather than on what is best for ScanSource.